Exhibit (12)(b)

PRIVILEGED AND CONFIDENTIAL

September 11, 2009

EQ Advisors Trust
c/o AXA Equitable Life Insurance Company
1290 Avenue of the Americas

New York, New York 10104

Re:     Exchange of Assets

Ladies and Gentlemen:

EQ Advisors Trust, a Delaware statutory trust (“Trust”), on behalf of EQ/AXA Rosenberg Long/Short Value Equity Portfolio (“Target”) and EQ/PIMCO Ultra Short Bond Portfolio (“Acquiring Portfolio”), each a segregated portfolio of assets (“series”) thereof (each sometimes referred to herein as a “Portfolio”), has requested our opinion as to certain federal income tax consequences of Acquiring Portfolio’s proposed acquisition of Target’s assets pursuant to a Plan of Asset/Stock Exchange approved and adopted by the Trust’s Board of Trustees (“Board”) at a meeting held on May 21, 2009 (“Plan”).1 The Plan contemplates a sale of assets consisting of the following transactions: (1) the transfer of all of Target’s assets to Acquiring Portfolio in exchange for shares in Acquiring Portfolio and Acquiring Portfolio’s assumption of all of Target’s liabilities, (2) the distribution of those shares pro rata to Target’s shareholders in exchange for their shares in Target and in liquidation thereof, and (3) Target’s termination (collectively, the “Exchange”). The Portfolios have significantly different principal investment policies and strategies, as a result of which the Exchange would be unable to qualify as a tax-free reorganization under section 368(a)(1),2 because it would fail to satisfy one of the requirements therefor -- a continuity of the business enterprise through the acquiring corporation (see Treas. Reg. § 1.368-1(d)).

In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated June 30, 2009, regarding the Exchange and certain reorganizations that was furnished in connection with the solicitation of voting instructions by the Board, on Target’s behalf, for use at a joint special meeting of shareholders of Target and certain other series of the Trust that was held on August 26, 2009, (3) the related Information Statement dated June 30, 2009, regarding the Exchange and those reorganizations that was furnished by AXA Equitable Life Insurance Company and certain other stock life insurance companies to

1 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

2 “Section” references are to the Internal Revenue Code of 1986, as amended (“Code”), and “Treas. Reg. §” references are to the final, temporary, and proposed regulations thereunder (“Regulations”).

PRIVILEGED AND CONFIDENTIAL

EQ Advisors Trust
September 11, 2009

owners of their variable life insurance policies or variable annuity contracts or certificates who, as of May 29, 2009, had net premiums or contributions allocated to the investment divisions of their separate accounts that are invested in shares of Target and/or one or more of those other series, and (4) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Plan (as contemplated in paragraph 4.3(f) thereof) (each, a “Representation”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of immediately after the close of business (4:00 p.m., Eastern Time) on the date hereof (“Effective Time”) will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Exchange.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Exchange’s being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

(1)     Acquiring Portfolio’s acquisition of the Assets in exchange for Acquiring Portfolio Shares and its assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders, in complete liquidation of Target, will not qualify as a “reorganization” (as defined in section 368(a)(1)) and instead will be treated as a taxable transaction;

(2)     Target will recognize gain or loss on the Exchange equal to the difference between (a) the sum of the fair market value at the Effective Time of the Acquiring Portfolio Shares it receives in the Exchange plus the amount of any Liabilities Acquiring Portfolio assumes and (b) Target’s aggregate adjusted basis in the Assets;

(3)     Target’s liquidating distribution to the Shareholders of the Acquiring Portfolio Shares it receives in the Exchange, together with other distributions it makes to its shareholders in the taxable year that ends on its liquidation, will entitle Target to a deduction for dividends paid to its shareholders in an amount that should be sufficient to offset its investment company taxable income and its net capital gain for that year and therefore should enable it to avoid having any federal income tax liability for that year;

PRIVILEGED AND CONFIDENTIAL

EQ Advisors Trust
September 11, 2009

(4)     Acquiring Portfolio will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Portfolio Shares and its assumption of the Liabilities;

(5)     Acquiring Portfolio’s basis in each Asset it so acquires will be the fair market value thereof at the Effective Time, and its holding period for each Asset will start on the day after the Effective Time;

(6)     A Shareholder will recognize gain or loss pursuant to the Exchange equal to the difference between the fair market value at the Effective Time of the Acquiring Portfolio Shares it receives and the Shareholder’s adjusted basis in its Target Shares; and

(7)     A Shareholder’s aggregate basis in the Acquiring Portfolio Shares it receives in the Exchange will be that fair market value, and its holding period for those Acquiring Portfolio Shares will start on the day after the Effective Time.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Exchange set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Exchange or any other action (including any taken in connection therewith). Finally, our opinion is solely for the addressee’s information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP

K&L GATES LLP